Exhibit 99.1
September 12, 2011
FOR IMMEDIATE RELEASE
Contact: Amber Wallace, S.V.P, Marketing, Farmers National Bank
O- 330-702-8427 C- 330-720-6441 AWallace@farmersbankgroup.com
Farmers National Banc Corp. Announces NASDAQ
Capital Market Listing
CANFIELD, Ohio — Farmers National Banc Corp. (NASDAQ: FMNB) today announced that the Company’s common shares will begin trading on the NASDAQ Capital Market effective with the opening of trading on September 15, 2011, under the symbol “FMNB.”
John S. Gulas, President and CEO, stated, “The transition to the NASDAQ Capital Market is a significant milestone for Farmers. NASDAQ listing will provide our Company with increased liquidity and exposure to the investor market. We remain focused on our strategically managed growth plan that will bolster shareholder value.”
In honor of the transition to NASDAQ, John S. Gulas, President and CEO will ring the closing bell at The NASDAQ Stock Market in Times Square in New York on Thursday, September 15.
About Farmers National Banc Corp.
Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with assets of $1.01 billion as of June 30, 2011. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 18 retail offices in Mahoning, Trumbull and Columbiana Counties in Ohio, and Farmers Trust Company, which operates two trust offices and offers services in the same geographic markets. Farmers National Insurance, LLC, a wholly-owned subsidiary of The Farmers National Bank of Canfield, offers a variety of insurance products. Additional information about Farmers National Banc Corp. can be found at www.farmersbankgroup.com.